EXHIBIT 5.4

CONSENT OF QUALIFIED PERSON

The undersigned hereby consents to (1) the references to the undersigned’s name included or incorporated in the Registration Statement on Form F-10 of Elemental Altus Royalties Corp. in connection with the technical report entitled “Amended NI 43-101 Technical Report Karlawinda Gold Project, Western Australia, Australia” dated December 31, 2020 with an effective date of December 21, 2020, and (2) all other references to the undersigned included or incorporated in the Registration Statement on Form F-10 of Elemental Altus Royalties Corp.

Dated: October 22, 2025

/s/ Timothy Strong
Timothy Strong, BSc (Hons) ACSM FGS MIMMM RSci